UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

Future FinTech Group Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Americas Tower, 1177 Avenue of The Americas,
Suite 5100, New York, NY 10036

(Address of principal executive offices, including zip code)

888-622-1218

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FTFT	Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2021, Future FinTech Group Inc. (the “Company”) entered into a FTFT North American Ohio Cryptocurrency Mining Farm Cooperation Agreement (the “Agreement”) with APC Service Ltd., a company incorporated in Hong Kong (“APC”).

Pursuant to the Agreement, the Company will establish a wholly-owned subsidiary, FTFT Super-computing, to invest in and build a cryptocurrency mining farm in Ohio, and APC has the option right to purchase up to 30% ownership of FTFT Super-computing within 365 days of the completion of phase I for the cryptocurrency mining farm. The exercise price for the option is 30% of total actual input expenses during the first phase 50MW construction of cryptocurrency mining farm plus a 10% premium (including but not limited to construction fees, operation fees, etc.), i.e. 33% of the total of the actual input expenses.

The overall capacity of the FTFT Ohio cryptocurrency mining farm project will be 300MW, with an estimated total investment of $62 million, which will be completed in six phases, each of which is 50MW, with the investment for each phase to be $10 million; however, the investment of the first phase will be $12 million, including $2 million for the land purchase and $10 million for plant development and upgrading of the power system.

The Company’s investment for the first phase of 50MW will be made in cash in four stages(according to the progress of the project): a) Stage I: $300,000: the funds shall be used for land purchase deposit, power facility survey in the process of land and plant purchase transaction, due diligence on zoning use of the plant and land, fire protection and environmental protection evaluation, as well as other legal and compliance expenses in the process of transaction; b) Stage II: Estimated $2 million: the funds will be used for the purchase of plant and land for the cryptocurrency mining farm; c) Stage III: Estimated $3 million: the funds will used for the plant reconstruction, including rack, power distribution cabinet, PDU, etc.; and d) Stage IV: Estimated $3.1 million: the funds will used for power system upgrading and transformation. The above amount of infrastructure investment is the project budget, and the specific amount will be subject to the actual amount confirmed and reviewed by the Company. Before APC completes the exercise of its 30% ownership, FTFT Super-computing will be a wholly-owned subsidiary of the Company. Within 10 working days after the opening of the bank account of FTFT Super-computing, the Company shall wire the first $300,000 to the account of FTFT Super-computing for the fees of professional services, lawyers and the feasibility study of the project.

APC will be responsible for finding the best quality and most preferential industry use land or plant in Ohio and implementing the construction and transformation of plant and the upgrading and transformation plan of the power system of the plant. APC shall ensure that FTFT Super-computing signs the first phase power supply agreement of no less than 50MW with the electric power company that supplies power to the mining farm within 30 working days after the establishment of FTFT Super-computing. APC shall ensure obtaining relevant qualifications and permits for cryptocurrency mining farm within 30 working days after the Company makes the first $300,000 investment. If APC fails to obtain relevant approval as required on time, the Company has the right to terminate the Agreement.

After the completion of the phase I construction, FTFT Super-computing shall employ APC as the operation management team for the first year. The operation management team shall ensure that the annual net profit of FTFT Super-computing is no less than $6 million per 50MW pursuant to the audited report by the US auditor of the Company. If the operation team meets such performance goal, FTFT Super-computing shall reward 20% of the net profit to management operation team in cash. If the net profit of FTFT Super-computing is higher than $7 million, the Company shall reward the operation team 10% of the amount that exceeds the $7 million net profit as a team reward by issuing FTFT shares of common stock to the operation team, subject to the restriction of SEC on issuance of unregistered shares. The 20% net profit cash reward shall be calculated until APC exercises its option. After APC exercises at least 10% of the option, i.e. APC will become at least a 10% shareholder of FTFT Super-computing, and the cash reward will be reduced to 10% of the net profit. If APC fails to complete certain responsibilities as stipulated in the Agreement on time, the Company has the right to terminate this Agreement and APC shall compensate the Company for all the expenses invested in the project. If the Company fails to make the investment as required by this Agreement within the specified period, APC has the right to bring in other investors for construction. The Company agrees to transfer its corresponding ownership to the new investor after the new investor pays the corresponding funds.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibits 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Document
10.1	FTFT North American Ohio Cryptocurrency Mining Farm Cooperation Agreement by and between Future FinTech Group Inc. and APC Service Ltd. dated December 13, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Future FinTech Group Inc.

Date: December 17, 2021	By:	/s/ Shanchun Huang
	Name:	Shanchun Huang
	Title:	Chief Executive Officer

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